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                                                                    EXHIBIT 99.3


                                                                   NQ Grant Form

                                OPTION AGREEMENT

         OPTION AGREEMENT, dated as of                  , ________, by and
between Sand Video, Inc. (the "Corporation") and ___________ (the "Optionee"), residing at______________________________________.

         WHEREAS, the Corporation has adopted the Sand Video, Inc. 2002 Stock Incentive Plan (the "Plan"); and

         WHEREAS, the Compensation Committee of the Board of Directors of the Corporation (the "Committee") has determined that it is desirable and in the best interest of the Corporation to grant to the Optionee a stock option as an incentive for the Optionee to advance the interests of the Corporation.

         NOW, THEREFORE, the parties agree as follows:

         1.       GRANT OF OPTION.

                  (a) Pursuant to the Plan, a copy of which is attached hereto, and subject to the terms and conditions set forth herein and therein, the Corporation hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of ________ shares (the "Option Shares") of the Corporation's Common Stock, $.00l par value per share (the "Common Stock").

                  (b) The Option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted by such Section 422.

                  (c) The grant of the Option shall be subject to the Plan's approval by the shareholders of the Corporation within twelve months of the effective date of the Plan. In the event such approval is withheld, the Option shall become null and void.

         2.       PURCHASE PRICE.

                  The purchase price (the "Purchase Price") of the Option Shares shall be $_____ per share.

         3.       TIME OF EXERCISE; TERM.

                  (a) The Option shall become exercisable, on a cumulative basis, as to _____% of the Option Shares on the _______ anniversary of the date hereof, and as to an additional ___% of the Option Shares on each of the _____, ________ and _______ anniversary of the date hereof.

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                  (b) Subject to the earlier expiration as expressly provided in
Paragraph 6 hereof, the Option shall expire and cease to have any force or effect on the tenth anniversary hereof.

         4.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                  (a) The aggregate number of Option Shares and the Purchase Price shall be appropriately adjusted by the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure.

                  (b) Any adjustment under this Paragraph 4 in the number of Option Shares shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

         5.       METHOD OF EXERCISING OPTION AND WITHHOLDING.

                  (a) The Option shall be exercised by the delivery by the Optionee to the Corporation at its principal office (or at such other address as may be established by the Committee) of written notice of the number of Option Shares with respect to which the Option is exercised, accompanied by payment in full of the aggregate Purchase Price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a fair market value equal to the total payment due from Optionee, provided the shares so delivered or deemed delivered were acquired by Optionee in the open-market or were held by Optionee for at least six months prior to such delivery; (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Corporation; or (iv) by a combination of the methods described in (i) through (iii) above.

                  (b) The Corporation's obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of any applicable federal, state and local withholding tax. The Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes required to be withheld with respect to such payment. Subject to the right of the Committee to disapprove any such election and require the withholding tax in cash, the Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by the Optionee. Any election to pay withholding taxes with stock shall be irrevocable once made.


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         6.       DISABILITY, DEATH OR TERMINATION OF EMPLOYMENT; CHANGE IN
                  CONTROL.

                  (a) If the employment of the Optionee with the Corporation or a Subsidiary (as defined in the Plan) shall be terminated for "Cause" (as hereinafter defined), and immediately after such termination the Optionee shall not then be employed by the Corporation or a Subsidiary, the Option to the extent not theretofore exercised shall expire forthwith. For purposes of this Option Agreement, "Cause" shall mean "Cause" as defined in any employment agreement ("Employment Agreement") between the Optionee and his employer, and, in the absence of an Employment Agreement or in the absence of a definition of "Cause" in such Employment Agreement, "Cause" shall mean (i) any continued failure by the Optionee to obey the reasonable instructions of the person to whom he reports, (ii) continued neglect by the Optionee of his duties and obligations as an employee of his employer, or a failure to perform such duties and obligations to the reasonable satisfaction of the person to whom he reports,
(iii) willful misconduct of the Optionee or other actions in bad faith by the Optionee which are to the detriment of the Corporation or a Subsidiary including without limitation conviction of a felony, embezzlement or misappropriation of funds and conviction of any act of fraud or (iv) a breach of any material provision of any Employment Agreement not cured within 10 days after written notice thereof.

                  (b) If the Optionee's employment with the Corporation or a Subsidiary shall terminate other than by reason of death or for Cause, and immediately after such termination the Optionee shall not then be employed by the Corporation or a Subsidiary, the Option may be exercised at any time within three months after such termination, subject to the provisions of subparagraph
(d) of this Paragraph 6. The Option, to the extent unexercised, shall expire on the day three months after the termination of the Optionee's employment with his employer.

                  (c) If the Optionee dies (i) while employed by the Corporation or a Subsidiary or (ii) within three months after the termination of his employment other than for Cause, the Option may be exercised at any time within six months after the Optionee's death, subject to the provisions of subparagraph
(d) of this Paragraph 6. The Option, to the extent unexercised, shall expire on the date six months after the Optionee's death.

                  (d) The Option may not be exercised pursuant to this Paragraph 6 except to the extent that the Optionee was entitled to exercise the Option at the time of the termination of his employment, or at the time of his death, and in any event may not be exercised on and after the tenth anniversary of the date hereof.

         7.       TRANSFER AND INVESTMENT REPRESENTATION.

                  (a) The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee's lifetime only by the Optionee. Any attempt to transfer the Option in contravention of this subparagraph (a) is void ab initio. The Option shall not be subject to execution, attachment or other process.


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                  (b) The Optionee represents that, unless at the time of
exercise of the Option the Option Shares are registered under the Securities Act of 1933, any and all Option Shares purchased hereunder shall be acquired for investment only and without a view to the resale or distribution thereof. If the Option Shares are not so registered, certificates for the Option Shares shall bear a legend reciting the fact that such Option Shares may only be transferred pursuant to an effective registration statement under the Securities Act of 1933 or an opinion of counsel to the Corporation (or an opinion of counsel to the Optionee reasonably satisfactory to the Corporation) that such registration is not required. The Corporation may also issue "stop transfer" instructions with respect to such Option Shares while they are subject to such restrictions.

         8.       NO RIGHTS IN OPTION SHARES.

                  The Optionee shall have none of the rights of a shareholder with respect to the Option Shares unless and until issued to him upon exercise of the Option.

         9.       NO RIGHT TO EMPLOYMENT.

                  Nothing contained herein shall be deemed to confer upon the Optionee any right to remain as an employee of the Corporation or a Subsidiary.

         10.      GOVERNING LAW/JURISDICTION.

                  This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

         IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.



                                              ----------------------------------
                                                                      , Optionee


                                              SAND VIDEO, INC.



                                              By:
                                                  ------------------------------
                                                  Name:
                                                  Title:



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